Exhibit 99-3

PART I

Item 1. Business.

     Additional information required by this item is incorporated herein by reference to Management’s Discussion and Analysis, which appears on pages 29-43; Note 3, Acquisitions and Spin-Off, which appears on pages 52-54; Note 5, Supplemental Financial Information, which appears on page 55; and Note 12, Segment Information, which appears on pages 65-66 of the Annual Report to Shareholders for the fiscal year ended June 30, 2004. Certain portions of Management’s Discussion and Analysis were revised to conform to organizational and segment measurement changes and included in revised form as Exhibit 99-4 of Form 8-K filed on October 22, 2004. Certain portions of Note 12, Segment Information, were revised to conform to organizational and segment measurement changes and included in revised form as Exhibit 99-5 of Form 8-K filed on October 22, 2004.

     The Procter & Gamble Company is focused on providing branded products of superior quality and value to improve the lives of the world’s consumers. The Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, we market over 300 branded products in more than 160 countries. Unless the context indicates otherwise, the terms the “Company,” “we,” “our” or “us” as used herein refers to The Procter & Gamble Company (the registrant) and its subsidiaries.

     The Company manages its business in three reportable segments: Beauty Care; Health, Baby and Family Care; and Household Care. None of these segments is highly seasonal. Many of the factors necessary for an understanding of these three segments are similar. Operating margins of the individual segments vary slightly due to nature of the materials and processes used to manufacture the products, the capital intensity of the businesses and differences in selling, general and administrative expenses as a percent of net sales. Net sales growth by segment is also expected to vary slightly due to the underlying growth of the markets of each segments’ products. For example, we expect the Beauty Care and Health Care businesses to provide a disproportionate percentage of overall Company net sales growth, as the market for these products is expected to grow at a higher rate than the remaining businesses.

     The markets in which our products are sold are highly competitive. The products of the Company’s business segments compete with products of many large and small companies, including well-known global competitors. We market our products with advertising, promotions and other vehicles to build awareness of our brands in conjunction with an extensive sales force. We believe this combination provides the most efficient method of marketing for these types of products. Product quality, performance, value and packaging are also important competitive factors.

     Throughout this Form 10-K, we incorporate by reference information from other documents filed with the Securities and Exchange Commission (SEC).

     The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K are filed electronically with the SEC. The SEC maintains an internet site that contains these reports at: http://www.sec.gov.The reports can also be accessed through links from the Company’s website at: www.pg.com/investors/sectionmain.jhtml.

     Copies are also available, without charge, by contacting The Procter & Gamble Company, Shareholder Services Department, P.O. Box 5572, Cincinnati, Ohio 45201-5572.

Narrative Description of Business

     Business Model. Our business model relies on the continued growth and success of existing brands and products and the creation of new products. The markets and industry segments in which we offer our products are highly competitive. We work collaboratively with our customers to improve the in-store presence of our products and win the “first moment of truth” — when a consumer is shopping in the store. We must also win the “second moment of truth” — when a consumer uses the product, evaluates how well it met his or her expectations and whether it was a good value. We believe we must continue to provide new, innovative products and branding to the consumer in order to grow our business. Basic research and product development activities, designed to enable sustained organic growth, continued to carry a high priority during the past fiscal year. While many of the benefits from these efforts will not be realized until future years, the Company believes these activities demonstrate its commitment to future growth.

     Key Product Categories. We currently have three product categories that each account for 10% or more of consolidated net sales. The laundry category constituted approximately 18% of net sales for fiscal year 2004, compared to 19% in 2003 and 19% in 2002. The diaper category represents approximately 11% of consolidated sales in 2004, compared to 12% in 2003 and 2002. The retail hair care category accounted for approximately 11% of fiscal year 2004 net sales, up from just over 9% in 2003 and 2002. The increase in hair care category sales is due, in part, to the addition of Wella AG (Wella).

     Key Customers. Our customers include mass merchandisers, grocery stores, membership club stores and drug stores. Sales to Wal-Mart Stores, Inc. and its affiliates represent approximately 17% of our total revenue, compared to 18% in 2003 and 17% in 2002. No other customer represents more than 10% of our net sales. Our top ten customers account for approximately 33% of total unit volume, compared to 33% in 2003 and 35% in 2002. The nature of our business results in no material backlog orders or contracts with the government. We believe our practices related to working capital items for customers and suppliers are consistent with the industry segments in which we compete.

     Sources and Availability of Materials. Almost all of the raw and packaging materials used by the Company are purchased from others, some of whom are single-source suppliers. Some raw materials, primarily chemicals, are produced by the Company for further use in the manufacturing process. In addition, fuel and natural gas are important commodities used in our plants and in the trucks used to deliver our products to customers. The prices we pay for materials and other commodities are subject to fluctuation. When prices for these items change, we may or may not pass on the change to our customers depending on the magnitude and expected duration of the change. We have, however, recently announced price increases in some categories, including tissue, coffee and pet health and nutrition, to recover increases in commodity costs. The Company purchases and produces a substantial variety of raw and packaging materials, no one of which is material to the Company’s business taken as a whole.

     Trademarks and Patents. We own or have licenses under patents and registered trademarks which are used in connection with our business in all segments. Some of these patents or licenses cover significant product formulation and processing of the Company’s products. The trademarks of all major products in each segment are registered. In part, the

Company’s success can be attributed to the existence and continued protection of these trademarks, patents and licenses.

     Expenditures for Environmental Compliance. Expenditures for compliance with federal, state and local environmental laws and regulations are fairly consistent from year to year and are not material to the Company. No material change is expected in fiscal year 2005.

     Employees. The Company has approximately 110,000 employees. The increase of approximately 12,000 employees versus the prior year is primarily related to the addition of Wella.

Financial Information About Foreign and Domestic Operations

     Net sales in the United States account for approximately 46% of total net sales. No other individual country had net sales exceeding 10% of total net sales. Operations outside the United States are generally characterized by the same conditions discussed in the description of the business above and may also be affected by additional factors including changing currency values, different rates of inflation, economic growth and political and economic uncertainties and disruptions. Company sales by geography for the fiscal years ended June 30 were as follows:

	2004	2003	2002
North America	50%	54%	57%
Western Europe	24%	21%	19%
Northeast Asia	5%	5%	4%
Developing Markets	21%	20%	20%

Developing markets include Latin America, Central & Eastern Europe, China, ASEAN, Australasia, India, the Middle East and Africa.

Net sales and assets in the United States and internationally were as follows (in millions):

	Net Sales (for the year ended June 30)			Assets (as of June 30)
	2004	2003	2002	2004	2003	2002
United States	$23,688	$21,853	$21,198	$23,687	$23,424	$23,434
International	27,719	21,524	19,040	33,361	20,282	17,342

Development of the Business

     The discussion below provides insight to the general development of our business, including the material acquisitions and disposition of assets over the past five years.

     Wella. In March 2003, the Company entered into an agreement to acquire a controlling interest in Wella from the majority shareholders. In September 2003, we completed this purchase of the shares of Wella for EUR 3.16 billion (approximately $3.42 billion based on exchange rates on that date). Additionally, in September 2003, we purchased shares secured through a tender offer to remaining shareholders for EUR 1.49 billion (approximately $1.67 billion based on exchange rates on that date). As a result of these purchases, the Company acquired approximately 81% of the outstanding Wella shares (99% of the voting class shares and 45% of the preference shares).

     In June 2004, the Company and Wella entered into a Domination and Profit Transfer Agreement (the Domination Agreement). Under the Domination Agreement, we are entitled to exercise full operating control and receive 100% of the future earnings of Wella. As consideration for the Domination Agreement, we will pay the holders of the remaining outstanding shares of Wella a guaranteed annual dividend payment. Alternatively, the remaining Wella shareholders may elect to tender their shares to the Company for an agreed price. The fair value of the total guaranteed annual dividend payments is $1.11 billion, which is the approximate cost if all remaining shares were tendered.

     The acquisition of Wella was financed by a mixture of available cash balances and debt. Wella is a leading beauty care company selling its products in more than 150 countries, focused on professional hair care, retail hair care and cosmetics and fragrances.

     Hutchison. In June 2004, we purchased the remaining 20% stake of our China venture from our partner, Hutchison Whampoa China Ltd. (Hutchison), giving the Company full ownership of our operations in China. The net purchase price was $1.85 billion, which is the purchase price of $2.00 billion net of minority interest and certain obligations that were eliminated as a result of the transaction. The acquisition was funded by debt.

     Jif/Crisco. During May 2002, we completed the spin-off of the Jif peanut butter and Crisco shortening brands to the Company’s shareholders and their subsequent merger into The J.M. Smucker Company.

     Clairol. In November 2001, we completed the acquisition of the Clairol business from The Bristol-Myers Squibb Company.

     Restructuring Program. In 1999, the Company announced its intention to transition from its previous geographic-based structure to a product-based global business unit structure. Concurrent with that change, we initiated a multi-year restructuring program, a discussion of which is incorporated herein by reference to Note 2, Restructuring Program, which appears on page 52 of the Annual Report to Shareholders for the fiscal year ended June 30, 2004.

Item 2. Properties.

     In the United States, the Company owns and operates 37 manufacturing facilities located in 21 different states. In addition, the Company owns and operates 99 manufacturing facilities in 42 other countries. Many of the domestic and international facilities produce products for multiple business segments. Beauty Care products are produced at 64 of these locations; Health, Baby and Family Care products at 49; and Household Care products at 52. Management believes that the Company’s production facilities are adequate to support the business efficiently and that the properties and equipment have been well maintained. Subsequent to the completion of the fiscal year ended June 30, 2004, the Company completed the divestiture of its Juice business, which included four manufacturing facilities in the Household Care segment.

Item 3. Legal Proceedings.

     The Company is involved in clean-up efforts at off-site Superfund locations, many of which are in the preliminary stages of investigation. The amount accrued at the end of June 30, 2004, representing the Company’s probable future costs that can be reasonably estimated, was $8 million.

     The Company is also involved in certain other environmental proceedings. No such proceeding is expected to result in material monetary or other sanctions being imposed by any governmental entity, or in other material liabilities. In 2003 and thereafter, The Folger Coffee Company, a subsidiary of the Company, voluntarily contacted the Louisiana Department of Environmental Quality (LDEQ) concerning compliance with certain air emission permit requirements at its New Orleans coffee processing plant. As a result of these self-disclosures, the subsidiary expects to receive from the LDEQ an Administrative Order on Consent and anticipates negotiating an agreed penalty with the agency to resolve these issues. No judicial proceeding is pending. The Company’s liability is estimated not to exceed $260,000.

Item 4. Submission of Matters to a Vote of Security Holders.

     Not applicable.

Executive Officers of the Registrant

The names, ages and positions held by the executive officers of the
Company on September 8, 2004 are:

			Elected to
Name	Position	Age	Officer Position
Alan G. Lafley	Chairman of the Board, President and Chief Executive Director since June 8, 2000	57	1992

Bruce L. Byrnes	Vice Chairman of the Board — Global Household Care Director since April 8, 2002	56	1991

R. Kerry Clark	Vice Chairman of the Board — Global Health, Baby & Family Care Director since April 8, 2002	52	1995

Susan E. Arnold	Vice Chairman — Global Beauty Care	50	2004

Robert A. McDonald	Vice Chairman — Global Operations	51	1999

Richard L. Antoine	Global Human Resources Officer	58	1998

G. Gilbert Cloyd	Chief Technology Officer	58	2000

Clayton C. Daley, Jr.	Chief Financial Officer	52	1998

R. Keith Harrison, Jr.	Global Product Supply Officer	56	2001

James J. Johnson	Chief Legal Officer and Secretary	57	1991

Mariano Martin	Global Customer Business Development Officer	51	2003

Charlotte R. Otto	Global External Relations Officer	51	1996

Filippo Passerini	Chief Information Officer and Global Services Officer	47	2003

James R. Stengel	Global Marketing Officer	49	2001

John K. Jensen	Vice President and Comptroller	55	2002

All of the Executive Officers named above have been employed by the Company for more than five years.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

ISSUER PURCHASES OF EQUITY SECURITIES

			Total number
			of
			shares
			purchased as
			part of	Maximum number
			publicly	of shares that may
		Average price	announced	yet be purchased
	Total number of	paid	plans or	under the plans or
Period	shares purchased (1)	per share (2)	programs (3)	programs (3)
4/1/04 - 4/30/04	8,592,314	$52.79	0	0
5/1/04 - 5/31/04	13,545,020	$53.19	0	0
6/1/04 - 6/30/04	10,316,911	$54.84	0	0

(1)	All share repurchases were made in open-market transactions. None of these transactions were made pursuant to a publicly announced repurchase plan. This table excludes shares withheld from employees to satisfy minimum tax withholding requirements on option exercises and other equity-based transactions. The Company administers employee cashless exercises through an independent, third party broker and does not repurchase stock in connection with cashless exercises.

(2)	Average price paid per share is calculated on a settlement basis and excludes commission.

(3)	No share repurchases were made pursuant to a publicly announced plan or program. The Company’s strategy for cash flow utilization is to pay dividends first and then repurchase Company common stock to cover option exercises made pursuant to the Company’s stock option programs. The remaining cash is then available for strategic acquisitions and discretionary repurchase of the Company’s common stock.

     Additional information required by this item is incorporated by reference to Shareholder Information, which appears on page 70 of the Annual Report to Shareholders for the fiscal year ended June 30, 2004, and Part III, Item 12 of this Annual Report on Form 10-K.

Item 6. Selected Financial Data.

     The information required by this item is incorporated by reference to Note 1, Summary of Significant Accounting Policies, which appears on pages 50-52; Note 12, Segment Information, which appears on pages 65-66; and Financial Summary, which appears on page 67 of the Annual Report to Shareholders for the fiscal year ended June 30, 2004. Certain portions of Note 1, Summary of Significant Accounting Policies, and Note 12, Segment Information, were revised to conform to organizational and segment measurement changes and included in revised form as Exhibit 99-5 of Form 8-K filed on October 22, 2004.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

     The information required by this item is incorporated by reference to Management’s Discussion and Analysis, which appears on pages 29-43; Note 1, Summary of Significant Accounting Policies, which appears on pages 50-52; Note 2, Restructuring Program, which appears on page 52; Note 3, Acquisitions and Spin-Off, which appears on pages 52-54; Note 11, Commitments and Contingencies, which appears on page 64; and Note 12, Segment Information, which appears on pages 65-66 of the Annual Report to Shareholders for the fiscal year ended June 30, 2004. Certain portions of Management’s Discussion and Analysis were revised to conform to organizational and segment measurement changes and included in revised form as Exhibit 99-4 of Form 8-K filed on October 22, 2004. Certain portions of Note 1, Summary of Significant Accounting Policies, and Note 12, Segment Information, were revised to conform to organizational and segment measurement changes and included in revised form as Exhibit 99-5 of Form 8-K filed on October 22, 2004.

     The Company has made certain forward-looking statements in the Annual Report to Shareholders for the fiscal year ended June 30, 2004 and in other contexts relating to volume and net sales growth, increases in market shares, financial goals and cost reduction, among others.

     These forward-looking statements are based on assumptions and estimates regarding competitive activity, pricing, product introductions, economic conditions, customer and consumer trends, technological innovation, currency movements, governmental action and the development of certain markets available at the time the statements are made. Among the key factors that could impact results and must be managed by the Company are:

(1)	the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus;

(2)	successfully executing, managing and integrating key acquisitions (including the Domination and Profit Transfer Agreement with Wella);

(3)	the ability to manage and maintain key customer relationships;

(4)	the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources);

(5)	the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters within current estimates;

(6)	the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the success of the Company’s outsourcing projects;

(7)	the ability to successfully manage currency (including currency issues in volatile countries), interest rate and certain commodity cost exposures;

(8)	the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the Company’s significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities;

(9)	the ability to successfully manage increases in the prices of raw materials used to make the Company’s products;

(10)	the ability to stay close to consumers in an era of increased media fragmentation; and

(11)	the ability to stay on the leading edge of innovation.

     If the Company’s assumptions and estimates are incorrect or do not come to fruition, or if the Company does not achieve all of these key factors, then our actual results might differ materially from the forward-looking statements made herein.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

     The information required by this item is incorporated by reference to the section entitled Other Information, which appears on pages 42-43, and Note 7, Risk Management Activities, which appears on pages 56-57 of the Annual Report to Shareholders for the fiscal year ended June 30, 2004.

Item 8. Financial Statements and Supplementary Data.

     The financial statements and supplementary data are incorporated by reference to pages 44-67 of the Annual Report to Shareholders for the fiscal year ended June 30, 2004. Certain portions of Note 1, Summary of Significant Accounting Policies, Note 4, Goodwill and Intangible Assets, and Note 12, Segment Information, were revised to conform to organizational and segment measurement changes and included in revised form as Exhibit 99-5 of Form 8-K filed on October 22, 2004.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

     Not applicable.

Item 9A. Controls and Procedures.

     The Company’s Chairman of the Board, President and Chief Executive, A.G. Lafley, and the Company’s Chief Financial Officer, Clayton C. Daley, Jr., have evaluated the Company’s internal control and disclosure control systems as of the end of the period covered by this report.

     Messrs. Lafley and Daley have concluded that the Company’s disclosure control systems are functioning effectively to provide reasonable assurance that the Company can meet its disclosure obligations. The Company’s disclosure control system is based upon a global chain of financial, staff and general business reporting lines that converge in the worldwide headquarters of the Company in Cincinnati, Ohio. The reporting process is designed to ensure that information required to be disclosed by the Company in the reports that it files or submits with the Commission is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms. Consistent with SEC suggestion, the Company has formed a Disclosure Committee consisting of key Company personnel designed to review the accuracy and completeness of all disclosures made by the Company.

     In connection with the evaluation described above, no changes in the Company’s internal control over financial reporting occurred during the Company’s fourth fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.